Exhibit 99.1

AMENDMENT NO. 12 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 12, dated as of August 8, 2002, to the LOAN AND SECURITY AGREEMENT, dated as of March 31, 1998 (the ”Loan and Security Agreement”), between FOOTHILL CAPITAL CORPORATION, a California corporation, with a place of business located at 2450 Colorado Avenue, Suite 3000W, Santa Monica, California 90404 (“Foothill”), and AXS-ONE INC. (formerly known as COMPUTRON SOFTWARE, INC.), a Delaware corporation, with its chief executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070 (the ”Borrower”).

Preamble

The Borrower has requested Foothill to amend the Loan and Security Agreement to increase the amount of the Term Loan.  Accordingly, the Borrower and Foothill hereby agree as follows:

1.             Definitions.  All terms used herein which are defined in the Loan and Security Agreement and not otherwise defined herein are used herein as defined therein.

2.             Term Loan.  Section 2.3 of the Loan and Security Agreement is hereby amended in its entirety to read as follows:

“2.3        Term Loan.  (a)  On the Closing Date, Foothill made a term loan (the “Initial A Term Loan”) to the Borrower in the original principal amount of up to $5,000,000.  On December 22, 1999, Foothill made available a second term loan (the “Additional A Term Loan” and together with the Initial A Term Loan, the “A Term Loan”) to the Borrower in the original principal amount of up to $1,300,000.  The outstanding principal amount of the A Term Loan on July 12, 2002 is $0.

(b)           On December 22, 1999, Foothill made available a new term loan (the ”Initial B Term Loan”) to the Borrower in the original principal amount of up to $750,000.  On March 16, 2001, Foothill made available an additional term loan (the ”First Additional B Term Loan”) to the Borrower in the original principal amount of up to $2,000,000.  On June 29, 2001, Foothill made available an additional term loan (the ”Second Additional B Term Loan”) to the Borrower in the original principal amount of up to $500,000.  The outstanding aggregate principal amount of the B Term Loan, the First Additional B Term Loan and the Second Additional B Term Loan on August 8, 2002 is $1,947,222.20.  On and after August 8, 2002 and prior to March 31, 2004, if each of the financial covenants in Section 7.20 of the Loan and Security Agreement have been achieved and no Event of Default has occurred and is continuing, Foothill will make available an additional term loan (the ”Third Additional B Term Loan”, and together with the Initial B Term Loan, the First Additional B Term Loan and the Second Additional B Term Loan, the ”B Term Loan”; the B Term Loan together with the A Term

Loan, each a “Term Loan” and collectively, the ”Term Loans”) in the original principal amount of up to $1,500,000.

(c)           The Third Additional B Term Loan shall be made upon the Borrower’s request (pursuant to the terms of Section 2.9), at any time, and from time to time, on or after August 8, 2002 but before March 31, 2004.  Each request for a borrowing under the Term Loan must specify (i) the amount of the requested Term Loan, which must be in a minimum amount of $250,000 and (ii) the requested funding date of the Term Loan.

(d)           The aggregate outstanding principal amount of the Term Loans shall be repaid in monthly installments of $150,000 over the remaining term of the Loan and Security Agreement.  Each such installment shall be due and payable on the first day of each month commencing on September 1, 2002 and continuing on the first day of each succeeding month until and including the date on which the aggregate unpaid principal balance of the Term Loans is paid in full.  The outstanding principal balance and all accrued and unpaid interest under the Term Loans shall be due and payable upon the termination of this Agreement, whether by its terms on March 31, 2004, by prepayment, by acceleration, or otherwise.  Except upon the termination of this Agreement and as provided in paragraph (e) below, the unpaid principal balance of the Term Loans may not be prepaid in whole or in part.  All amounts outstanding under the Term Loans shall constitute Obligations.

(e)           Notwithstanding anything herein to the contrary, if the aggregate outstanding principal amount of the Term Loans exceeds the lesser of (i) (A) from and after August 8, 2002 until and including December 31, 2002, an amount equal to 40% of Eligible Recurring Maintenance Revenue at such time and (B) from and after January 1, 2003 until and including March 31, 2004, an amount equal to 25% of Eligible Recurring Maintenance Revenue at such time and (ii) $4,500,000, then the Borrower shall prepay the principal amount of the Term Loans in an amount sufficient to cause the aggregate principal amount of the Term Loans to be less than or equal to the relevant amounts set forth in clauses (i) and (ii) above.  All such prepaid amounts shall be applied to the installments due on the Term Loan in the inverse order of their maturity; provided that if the aggregate principal amount of the Term Loans outstanding prior to giving effect to such prepayment is less than $4,500,000 then such prepaid amounts shall be applied to the installments due on the Term Loans in the order of their maturity.”

3.             Fees.  Sections 2.11(h) and (i) of the Loan and Security Agreement are hereby amended in their entirety as follows:

“(h)         Additional B Term Loan Drawing Fee.  On the date of each borrowing of the B Term Loan on or after August 8, 2002, a fee in an amount equal to 2% of the principal amount of the B Term Loan borrowed on such date shall be paid by the Borrower.

(i)            Amendment Fee.  An amendment fee in an amount equal to $10,000 shall be paid by the Borrower on the date of the execution of Amendment No. 12 to this Agreement.”

4.             Financial Covenants.  Section 7.20 of the Loan and Security Agreement is hereby amended to read in its entirety as follows:

“EBITDA.  Failure to maintain EBITDA of at least the following amounts, measured on a cumulative basis for the period from the beginning of each calendar year to each calendar quarter end of such calendar year as set forth below:

Quarter End	EBITDA
3/31/02	$(400,000

)

6/30/02	$(350,000

)

9/30/02	$1,350,000

12/31/02	$1,350,000

provided that, thereafter, upon receipt of the financial projections required to be delivered to Foothill pursuant to Section 6.3 (fourth paragraph) hereof for each fiscal year, the Borrower and Foothill shall negotiate in good faith to determine the minimum EBITDA as of the end of each calendar quarter covered by such financial projections and, in the event that the Borrower and Foothill are unable to agree upon the amounts of such EBITDA on or before the date that is 30 days after the date that Foothill has received such projections, the EBITDA at the end of each calendar quarter of the fiscal year covered by such financial projections shall not be less than the greater of (i) 70% of the EBITDA contained in such financial projections and (ii) the amount set forth above for the corresponding calendar quarter end plus 10% of such amount.”

5.             Conditions Precedent.  This Amendment shall become effective only upon satisfaction in full of the following conditions precedent (the date upon which all such conditions have been satisfied being herein called the “Effective Date”):

(a)           The representations and warranties contained in this Amendment and in Section 5 of the Loan and Security Agreement and each other Loan Document, after giving effect to this Amendment, shall be correct on and as of the Effective Date as though made on and as of such date (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date); no Default or Event of Default shall have occurred and be continuing on the Effective Date or result from this Amendment becoming effective in accordance with its terms;

(b)           Foothill shall have received a counterpart of this Amendment, duly executed by the Borrower;

(c)           Foothill shall have received, which may be as a result of a change to the Loan Account, the Amendment Fee detailed in Section 2.11(i) of the Loan and Security Agreement; and

(d)           All legal matters incident to this Amendment shall be satisfactory to Foothill and its counsel.

6.             Representations and Warranties.  The Borrower hereby represents and warrants to Foothill as follows:

(a)           The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power, authority and legal right to execute, deliver and perform this Amendment, and to perform the Loan and Security Agreement, as amended hereby.

(b)           The execution, delivery and performance of this Amendment by the Borrower, and the performance by the Borrower of the Loan and Security Agreement, as amended hereby (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws or any applicable law, and (iii) except as provided in the Loan Documents, do not and will not result in the creation of any Lien upon or with respect to any of its respective properties.

(c)           This Amendment and the Loan and Security Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by the Borrower of this Amendment and the performance by the Borrower of the Loan and Security Agreement as amended hereby.

(e)           The representations and warranties contained in Section 5 of the Loan and Security Agreement and each other Loan Document, after giving effect to this Amendment, are correct on and as of the Effective Date as though made on and as of the Effective Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date), and no Default or Event of Default has occurred and is continuing on and as of the Effective Date or will result from this Amendment becoming effective in accordance with its terms.

7.             Continued Effectiveness of the Loan and Security Agreement and Loan Documents.  The Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date of this Amendment all references in any such Loan Document to “the Loan and Security Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan and Security Agreement shall mean the Loan and Security Agreement as amended by this Amendment; and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Foothill, or to grant a security interest in or Lien on, any collateral as security for the obligations of the Borrower from time to time existing in respect of the Loan and Security Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects.

8.             Miscellaneous.

(a)           This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)           Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)           This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d)           The Borrower will pay on demand all reasonable fees, costs and expenses of Foothill in connection with the preparation, execution and delivery of this Amendment including, without limitation, reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to Foothill.

AXS-ONE INC., a Delaware corporation

By:	/s/ WILLIAM. LEVERING
Name: William Levering
Title: CFO

FOOTHILL CAPITAL CORPORATION, a California corporation

By:	/s/ DAVID SANCHEZ
Name: David Sanchez
Title: Vice President